                                                                   Exhibit 23.02









                         Consent of Independent Auditors

         We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-8 No. 333-57232) pertaining to options to purchase an aggregate of 362,500 shares of Common Stock of Cantel Medical Corp. (the "Company") under the Company's 1997 Employee Stock Option Plan, and under certain stock option agreements between the Company and each of Fred L. Shapiro, Joseph L. Harris and Yyves Vanier, of our report dated September 21, 2001, with respect to the consolidated financial statements and schedule of Cantel Medical Corp. included in its Annual Report on Form 10-K for the year ended July 31, 2001, filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP



MetroPark, New Jersey
May 2, 2002